Exhibit 10.14
HOST HOTELS & RESORTS, INC.
PERFORMANCE-BASED
RESTRICTED STOCK UNIT AGREEMENT
Host Hotels & Resorts, Inc. (“Company”), a Maryland corporation, pursuant to the Host Hotels & Resorts 2024 Comprehensive Stock and Cash Incentive Plan (the “Plan”), hereby awards to you as Executive an award of Restricted Stock Units (the “RSUs”) set forth below. This award of RSUs is subject to all of the terms and conditions as set forth in this Restricted Stock Unit Agreement (including Exhibits A and B, the “Agreement”) and the Plan, which is incorporated by reference herein in its entirety. Defined terms not explicitly defined in this Agreement but defined in the Plan shall have the same definitions as in the Plan.

Executive:
Grant Date:
Total Number of Restricted Stock Units:
EBITDA RSUs Relative NAREIT TSR RSUs:

The Company and the Executive agree as follows:
1.Grant of Restricted Stock Units. Subject to, and in accordance with the terms, conditions and restrictions set forth in the Plan and in this Agreement, effective as of the Grant Date the Company has granted the Total Number of RSUs to the Executive. Each RSU represents the right to receive one share of Common Stock or, at the option of the Company, an amount of cash, in either case, as set forth in this Agreement. Executive will have no right to the distribution of any shares of Common Stock or payment of any cash until the time (if ever) the RSUs have vested.
2.Vesting Schedule. Except as otherwise provided in Section 14, the RSUs are eligible to vest at such time(s) as set forth in Exhibit B based on the achievement of the performance conditions set forth in Exhibit B.
3.Settlement.
(a)In the event that a vesting date falls on a Saturday or Sunday or a day on which the NASDAQ Stock Market is not open for the transaction of business, then the RSUs shall vest on the next business day. Except as otherwise provided in Exhibit B, the RSUs will be settled in shares of Common Stock, or at the Company’s option, paid in cash, in either case, within thirty (30) days following the applicable vesting date, but in no event later than March 15 of the calendar year following the calendar year in which the applicable performance period ends.
(b)Notwithstanding the foregoing, the Company may delay any payment under this Agreement that the Company reasonably determines would violate applicable law until the earliest date the Company reasonably determines the making of the payment will not cause such a violation (in accordance with Treasury Regulation Section 1.409A-2(b)(7)(ii)); provided the Company reasonably believes the delay will not result in the imposition of excise taxes under Section 409A of the Code and all regulations, guidance, compliance programs and other interpretative authority thereunder (“Section 409A”).
(c)If the RSUs are paid in cash, the amount of cash paid with respect to each RSU will equal the Fair Market Value of a share of Common Stock on the business day immediately preceding the payment date.
4.Dividends. If the Company declares a cash dividend payable to substantially all holders of Common Stock with a record date after the Grant Date and before the RSUs are settled or forfeited in accordance with this Agreement, the Executive will be credited, for each RSU, with an amount equal to such cash dividend payable per share of Common Stock (a “Dividend Equivalent Right”), which shall accrue in cash without interest.
The Dividend Equivalent Rights will vest or be forfeited, as applicable, upon the vesting or forfeiture of the RSUs to which they relate and will be payable at the same time as the underlying RSUs are settled following vesting of such RSUs. None of the RSUs will be settled (nor will the Executive have any of the rights of a stockholder with respect to the underlying shares) and no Dividend Equivalent Rights (if any) will be paid until the vesting and other conditions under the Agreement and Plan are satisfied.
5.RSU Account. The Company shall cause an account (the “Unit Account”) to be established and maintained on the books of the Company to record the number of RSUs and amount of Dividend Equivalent Rights credited to the Executive under the terms of this Agreement. Prior to settlement of any RSUs or payment of any Dividend Equivalent Rights, such RSUs and Dividend Equivalent Rights will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Accordingly, the Executive’s interest in the Unit Account shall be that of a general, unsecured creditor of the Company.
6.No Rights as Stockholder; Adjustments. The Executive shall not be deemed to have any of the rights or privileges of a stockholder of the Company in respect of the RSUs or any shares of Common Stock deliverable under the Agreement unless and until the RSUs vest and electronic delivery representing such shares has been completed, recorded on the records of the Company or its transfer agents or registrars, and delivered to the Executive. Executive acknowledges that the RSUs, the shares of Common Stock subject to the RSUs and the Dividend Equivalent Rights are subject to adjustment, modification and termination in certain events as provided in this Agreement and the Plan.

7.Restrictions and Forfeiture.
(a)No Assignment or Transfer. The Executive shall not sell, pledge, transfer, subject to lien, assign, encumber or otherwise hypothecate the RSUs or any underlying shares unless and until the RSUs have vested, and shares have been issued, recorded and delivered and all other terms and conditions set forth in this Agreement and the Plan have been satisfied. Any attempt to do so contrary to the provisions of this Agreement shall be null and void.
(b)Recoupment Policies. The RSUs are subject to the terms and conditions of the Company’s Compensation Recoupment Policy (as amended from time to time, the “Recoupment Policy”) and the Company’s Policy for Recovery of Erroneously Awarded Compensation (as amended from time to time, the “Erroneously Awarded Compensation Policy”). The Recoupment Policy provides for determinations by the Board that, as a result of, in whole or in part, fraud, intentional misconduct, or illegal behavior by the Executive, the Company’s financial results were restated or materially misstated. The Erroneously Awarded Compensation Policy applies to current and former officers of the Company, as defined in Rule 10D-1(d) of the Securities Exchange Act of 1934, as amended, and provides for recoupment of erroneously awarded compensation as a result of certain financial restatements. In the event recoupment related to the RSUs is triggered by the applicable policy, the Board may require, among other things (i) cancellation of any outstanding RSUs; and/or (ii) reimbursement of any cash payment in respect of the RSUs or gains in respect of the shares issued, if and to the extent determined by the administrator under the applicable policy. Any determination made by the applicable policy administrator shall be binding upon the Executive. The policies are in addition to any other remedies which may be otherwise available at law, or in equity to the Company.
(c)Stock Ownership & Retention. Any shares of Common Stock issued upon settlement of the RSUs will be subject to the Company’s Stock Ownership and Retention Policy as it may be amended from time to time.
8.No Effect on Employment. This Agreement is not an employment contract and nothing in the Plan or this Agreement confers upon Executive any right to continue in the employ or service of the Company or any Subsidiary or interferes with or restricts in any way the rights of the Company and its Subsidiaries, which rights are hereby expressly reserved, to discharge or terminate the services of Executive at any time for any reason whatsoever. Neither the Plan nor this Agreement afford the Executive any rights to compensation or damages, including for loss or potential loss that the Executive may suffer by reason of the RSUs (including any Dividend Equivalent Rights) not vesting.
9.The Plan. The RSUs are subject to the terms and conditions of this Agreement and the Plan, which is incorporated herein by reference. The terms of this Agreement are intended to be in full accordance with the Plan. However, in the event of any potential or actual conflict between any term of this Agreement and the Plan, the terms of the Plan will control.
10.Modifications to Agreement. This Agreement, together with any Exhibits, represents the full and complete understanding between the Executive and the Company on the subjects covered. The Executive expressly warrants that Executive is not accepting this

Agreement in reliance on any promises, representations or inducements other than those contained in this Agreement. Except as otherwise provided in the Plan, this Agreement cannot be modified or changed by any prior or contemporaneous or future oral agreement of the parties and this Agreement shall only be modified by the express written agreement of the parties.
11.Binding Agreement. This Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.
12.Address for Notices. Any notice to be given to the Company under the terms of this Agreement must be in writing and addressed to the Company in care of the Company’s Human Resources Department at the Company’s principal office. Any notice to be given to the Executive under the terms of this Agreement must be in writing and addressed to Executive at Executive’s last known mailing address or email address in the Company’s personnel files. By a notice given pursuant to this Section, either party may designate a different address for notices to be given to that party.
13.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland, without regard to choice of law or conflict of law rules.
14.Termination. Except as otherwise provided in Exhibit B, in the event that the Executive’s employment with the Company terminates for any reason, including but not limited to, by the Company for Cause or by the Executive without Good Reason, then any unvested RSUs (and Dividend Equivalent Rights) shall be immediately cancelled and forfeited as of the effective date of such termination (the “Termination Date”).
15.Taxation. Executive acknowledges that Executive is ultimately liable and responsible for all taxes owed in connection with the RSUs and the Dividend Equivalent Rights, regardless of any action the Company or any Subsidiary or affiliate employing the Executive (the “Employer”) takes with respect to any tax withholding obligations that arise in connection with the RSUs or Dividend Equivalents (the “Tax-Related Items”). Neither the Company nor any Subsidiary or Employer makes any representation or undertaking regarding the treatment of any Tax-Related Items in connection with the awarding, vesting or payment of the RSUs or the Dividend Equivalents or the subsequent sale of shares of Common Stock. The Company, the Subsidiaries and the Employer do not commit and are under no obligation to structure the RSUs or Dividend Equivalent Rights to reduce or eliminate the Executive’s liability for Tax-Related Items. Further, if the Executive has become subject to tax in more than one jurisdiction between the Grant Date and the date of any relevant taxable event, the Executive acknowledges that the Company and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
Prior to the relevant taxable or tax withholding event, as applicable, the Executive shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all Tax-Related Items. In the event the Executive fails to pay or make such adequate arrangements, as determined by the Company and/or the Employer, the Executive hereby authorizes the Company and/or the Employer, or their respective agents, at their discretion and without any notice or further authorization by Executive, to satisfy the obligations with regard to all Tax-Related Items by withholding in shares of Common Stock to be issued upon settlement of the RSUs.
Notwithstanding anything to the contrary in this Agreement or the Plan, in the event that the Executive’s eligibility for Retirement results in deemed vesting of the RSUs such that the Company is required to withhold applicable tax obligations, the Company may, to the extent permitted by Section 409A, at the time the withholding obligations arise, withhold a number of shares of Common Stock otherwise issuable upon the later settlement of the RSUs having a Fair Market Value equal to (i) the Federal Insurance Contributions Act taxes imposed under Code Sections 3101, 3121(a) and 3121(v)(2) with respect to the RSUs (the “FICA Amount”) or state, local, or foreign tax obligations arising from the deemed vesting of the RSUs (together, the “Other Taxes”) and (ii) the additional income tax at source on wages under Code Section 3401 (or the corresponding withholding provisions of applicable state, local, or foreign tax laws) as a result of the payment of the FICA Amount or Other Taxes or attributable to the “pyramiding” of Code Section 3401 wages and taxes (or the corresponding withholding provisions of applicable state, local, or foreign tax laws) (together, the “Additional Taxes”). The Fair Market Value of the total number of shares of Common Stock withheld from the shares otherwise issuable upon settlement of the RSUs shall not exceed the aggregate of the FICA Amount, the Other Taxes, and the Additional Taxes, as applicable. Any fractional shares that result from such share withholding will be rounded up to the nearest whole share.
If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, the Executive is deemed to have been issued the full number of shares subject to the vested RSUs. No fractional shares will be withheld or issued pursuant to the grant of RSUs and the issuance of shares thereunder.
16.Section 409A. The intent of the parties is that the payments and benefits under this Agreement comply with or be exempt from Section 409A and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. If at any time the Committee determines that the RSUs (or any portion thereof) may result in adverse tax consequences as a result of Section 409A, the Committee shall have the right in its sole discretion (without any obligation to do so or to indemnify Executive or any other person for failure to do so) to adopt such amendments to the Plan or this Agreement, or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, as the Committee determines are necessary or appropriate for the RSUs either to be exempt from the application of Section 409A or to comply with the requirements of Section 409A. The Company makes no representations or warranties as to the tax treatment of the RSUs under Section 409A or otherwise. The Company will have no obligation under this Section 16 or otherwise to avoid the taxes, penalties or interest under Section 409A with respect to the RSUs and will have no liability to the Executive or any other person if all or any portion of the RSUs are determined to constitute noncompliant “nonqualified deferred compensation” subject to taxes, penalties or interest under Section 409A.

17.Notwithstanding anything in this Agreement to the contrary, if the Executive is deemed by the Company at the time of the Executive’s “separation from service” (within in the meaning of Section 409A) to be a “specified employee” for purposes of Section 409A, to the extent delayed payment or distribution of the RSUs is required in order to avoid a prohibited distribution under Section 409A, such payment or distribution shall not be made prior to the earlier of (a) the expiration of the six-month period measured from the date of the Executive’s “separation from service” (within the meaning of Section 409A) or (b) the date of the Executive’s death. Notwithstanding any provisions of this Agreement or the Plan to the contrary, the time of distribution of the RSUs under this Agreement may not be changed except as may be permitted by the Committee in accordance with Section 409A.
Each RSU and payment thereunder shall be treated as a separate and distinct RSU and payment for purposes of Section 409A.
18.Confidential Information. In consideration of the grant of RSUs (including any Dividend Equivalent Rights) the Executive acknowledges that the Company and/or its affiliates has made and will make available to the Executive, and the Executive will have access to, certain Confidential Information (as defined herein). The Executive acknowledges and agrees that any and all Confidential Information learned or obtained by the Executive during the course of the Executive’s service with the Company or any of its affiliates, whether developed by the Executive alone or in conjunction with others or otherwise, shall be and is the property of the Company and its affiliates. Accordingly, the Executive shall at all times keep all Confidential Information confidential and will not use such Confidential Information other than in connection with the Executive’s discharge of Executive’s duties with the Company and/or its affiliates, and will safeguard the Confidential Information from unauthorized disclosure. This covenant is not intended to, and does not limit in any way the Executive’s duties and obligations to the Company and its affiliates under the Company’s Code of Business Conduct and Ethics or to the Company and its affiliates under statutory and common law not to disclose or make personal use of the Confidential Information or trade secrets.
19.Electronic Communications. The Company and its affiliates may choose to deliver any documents related to Executive’s current or future participation in the Plan by electronic means. By accepting this Award, the Executive consents and agrees to electronic delivery of any Plan documents, proxy materials, annual reports and other related documents, including all materials required to be distributed pursuant to applicable securities laws. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan). The Executive consents to such procedures and agrees to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company. The Executive agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Executive understands that, unless earlier revoked by the Executive, this consent shall be effective for the duration of the Agreement and that he or she shall have the right at any time to request written copies of any and all materials referred to above.

20.Insider-Trading Notification. The Executive acknowledges review of the Company’s Insider Trading Policy Statement, which may affect the sale of shares that may be issued to the Executive upon settlement of the RSUs. In particular, the Executive may be prohibited from effectuating certain transactions involving shares if the Executive has material nonpublic information about the Company. If the Executive is uncertain whether the insider-trading rules are applicable, the Executive should consult with a personal legal advisor.
21.Data Privacy. By signing this Agreement, Executive consents to the collection, use and transfer, in electronic or other form, of personal data as described in this section by and among the Company and its Subsidiaries and affiliates exclusively for implementing, administering and managing the Executive’s participation in the Plan. The Company and its Subsidiaries and affiliates may hold certain personal information about Executive to implement, manage and administer the Plan and this Award (the “Data”). The Company and its Subsidiaries and affiliates may transfer the Data amongst themselves as necessary to implement, administer and manage Executive’s participation in the Plan, and the Company and its Subsidiaries and affiliates may transfer the Data to third parties assisting the Company with Plan implementation, administration and management. These recipients may be located in the Executive’s country, or elsewhere, and the Executive’s country may have different data privacy laws and protections than the recipients’ country. By accepting this Award, Executive authorizes such recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, to implement, administer and manage the Executive’s participation in the Plan.
22.Designation of Beneficiary. The Executive may designate a beneficiary on the Stock Plan Beneficiary form that will be provided by the Company. Any distribution or delivery to be made to the Executive under this Agreement shall, if the Executive is then deceased, be made to the Executive’s designated beneficiary, or if no beneficiary survives, be made in accordance with the Plan to the person entitled thereto pursuant to the Executive’s will or the laws of descent and distribution.
By Executive’s signature below, Executive agrees to be bound by the terms of this Agreement and the Plan. Executive has reviewed the Plan and this Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Agreement and fully understands all provisions of the Plan and this Agreement. Executive hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan or this Agreement.

Accepted by the Executive:	For the Company:

Signature	Mari Sifo Executive Vice President and Chief Human Resources Officer

EXHIBIT A
Definitions. Whenever the following capitalized terms are used in this Agreement, they shall have the meanings set forth below, unless the context clearly indicates otherwise. Capitalized terms used in this Agreement and not defined herein shall have the meaning ascribed to them in the Plan.
1.“Cause” shall have the meaning set forth in Section 2.4 of the Severance Plan.
2.“Confidential Information” shall mean all confidential and proprietary information of the Company, and its affiliates, including, without limitation, financial information, contracts and agreements, strategic and business plans concerning the Company, its business, assets or prospects and any and all analyses related thereto, offers, proposals and analyses related to acquisitions, dispositions and other transactions, contractor, supplier and vendor lists and information, designs, software systems, codes, marketing studies, research, reports, investigations, trade secrets or other information of similar character. Confidential Information shall not include (i) information which is generally available to the public, (ii) information obtained by the Executive from third persons other than employees of the Company, its subsidiaries, and affiliates not under agreement to maintain the confidentiality of the same, and (iii) information which is required to be disclosed by law or legal process.
3.“Good Reason” shall have the meaning set forth in Section 2.10 of the Severance Plan.
4.“Severance Plan” shall mean the Host Hotels & Resorts, Inc. Severance Plan for Executives, as amended from time to time.